Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 033-34645) of our report dated October 24, 2013 on the financial statements and financial highlights of DWS Variable NAV Money Fund, included in the Fund’s Annual Report for the fiscal year ended August 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 22, 2013